Exhibit 10.1

PROMISSORY NOTE

Amount: US$325,327	February 27, 2009

FOR VALUE RECEIVED, the undersigned, Fischer-Watt Gold Company, Inc., acknowledges itself indebted and promises to pay on August 31, 2009 to or to the order of Tournigan Energy Ltd. (“Tournigan”) and its successors and assigns at the offices of Tournigan at or at such other place as Tournigan shall in writing direct, the sum of Three Hundred and Nine Thousand and Five Hundred Dollars (US $325,327) of lawful money of the United States, together with interest thereof at the rate of NIL% per annum.

This promissory note evidences the indebtedness of undersigned under the share purchase agreement dated October 1, 2008 made among the undersigned and Tournigan.

The undersigned hereby waives demand for presentment for payment, and notice of non payment and notice of protest and dishonor of this note.

EXECUTED Denver this 27th day of February, 2009.

FISCHER-WATT GOLD COMPANY, INC.

Per:	/s/ Peter Bojtos
Authorized Signatory